EXHIBIT 99.1

WTW Reports Fourth Quarter and Full Year 2025 Earnings

  Revenue1 decreased 3% from prior year to $2.9 billion for the quarter and decreased 2% to $9.7 billion for the year due to the sale of TRANZACT
  Organic Revenue growth of 6% for the quarter and 5% for the year
  Diluted Earnings per Share2 was $7.62 for the quarter and $16.26 for the year
  Adjusted Diluted Earnings per Share was $8.12 for the quarter, up 2% over prior year, and $17.08 for the year, up 5% over prior year2
  Operating Margin was 34.6% for the quarter, up 490 basis points from prior year, and 23.0% for the year, up 1,670 basis points over prior year
  Adjusted Operating Margin was 36.9% for the quarter, up 80 basis points from prior year, and 25.2% for the year, up 130 basis points over prior year

LONDON, Feb. 03, 2026 (GLOBE NEWSWIRE) -- WTW (NASDAQ: WTW) (the “Company”), a leading global advisory, broking and solutions company, today announced financial results for the fourth quarter and full year ended December 31, 2025.

“WTW had strong performance across our businesses driven by our team’s relentless focus and consistent execution of our strategy” said Carl Hess, WTW’s Chief Executive Officer. “We delivered on our financial targets and strengthened our business through strategic investments in talent and innovation to accelerate performance, enhance efficiency and optimize our portfolio. Our strong momentum and continued progress on our strategic objectives give us confidence as we enter 2026.”

Consolidated Results

Fourth Quarter 2025, as reported, USD millions, except %

Key Metrics	Q4-25	Q4-24[2]	Y/Y Change
Revenue[1]	$2,936	$3,035	Reported (3)% | CC (5)% | Organic 6%
Income from Operations	$1,016	$901	13%
Operating Margin %	34.6%	29.7%	490 bps
Adjusted Operating Income	$1,083	$1,096	(1)%
Adjusted Operating Margin %	36.9%	36.1%	80 bps
Net Income	$736	$1,248	(41)%
Adjusted Net Income	$784	$811	(3)%
Diluted EPS	$7.62	$12.25	(38)%
Adjusted Diluted EPS	$8.12	$7.97	2%

[1]	The revenue amounts included in this release are presented on a U.S. GAAP basis except where stated otherwise. The segment discussion is on an organic basis.
[2]	Refer to "WTW Non-GAAP Measures" below and the Q4-25 Supplemental Slides for a recast of historical Non-GAAP measures.

Revenue was $2.94 billion for the fourth quarter of 2025, a decrease of 3% compared to $3.04 billion for the same period in the prior year due to the sale of TRANZACT. Excluding the impact of foreign currency, revenue decreased 5%. On an organic basis, revenue increased 6%. See Supplemental Segment Information for additional detail on book-of-business settlements and interest income included in revenue.

Net Income for the fourth quarter of 2025 was $736 million compared to $1.25 billion in the prior-year fourth quarter. Adjusted EBITDA for the fourth quarter was $1.12 billion, or 38.2% of revenue, a decrease of 3%, compared to Adjusted EBITDA of $1.15 billion, or 37.9% of revenue, in the prior-year fourth quarter. The U.S. GAAP tax rate for the fourth quarter was 20.8%, and the adjusted income tax rate for the fourth quarter used in calculating adjusted diluted earnings per share was also 20.8%.

Full Year 2025, as reported, USD millions, except %

Key Metrics	FY-25	FY-24[3]	Y/Y Change
Revenue[1]	$9,708	$9,930	Reported (2)% | CC (3)% | Organic 5%
Income from Operations	$2,234	$627	256%
Operating Margin %	23.0%	6.3%	1,670 bps
Adjusted Operating Income	$2,449	$2,378	3%
Adjusted Operating Margin %	25.2%	23.9%	130 bps
Net Income/(Loss)[2]	$1,613	$(88)	NM
Adjusted Net Income	$1,686	$1,665	1%
Diluted EPS[2]	$16.26	$(0.96)	NM
Adjusted Diluted EPS	$17.08	$16.29	5%

[1]	The revenue amounts included in this release are presented on a U.S. GAAP basis except where stated otherwise. The segment discussion is on an organic basis.
[2]	Net Income and Diluted EPS for the year ended December 31, 2025 over the prior year is not meaningful (NM) given the impairment charges for the year ended December 31, 2024 relating to the sale of TRANZACT.
[3]	Refer to "WTW Non-GAAP Measures" below and the Q4-25 Supplemental Slides for recast of historical Non-GAAP measures.

Revenue was $9.71 billion for the year ended December 31, 2025, a decrease of 2% compared to $9.93 billion for the prior year due to the sale of TRANZACT. Excluding the impact of foreign currency, revenue decreased 3%. On an organic basis, revenue increased 5%. See Supplemental Segment Information for additional detail on book-of-business settlements and interest income included in revenue.

Net Income for the year ended December 31, 2025 was $1.61 billion, compared to a Net Loss of $88 million in the prior year. Adjusted EBITDA for the year ended December 31, 2025 was $2.64 billion, or 27.2% of revenue, an increase of 1%, compared to Adjusted EBITDA of $2.62 billion, or 26.4% of revenue, in the prior year. The U.S. GAAP tax rate for the year ended December 31, 2025 was 16.3%, and the adjusted income tax rate for the year ended December 31, 2025 used in calculating adjusted diluted earnings per share was 21.1%.

Cash Flow and Capital Allocation

Cash flows from operating activities were $1.78 billion for the year ended December 31, 2025, compared to $1.51 billion in the prior year. Free cash flow for the year ended December 31, 2025 and 2024 was $1.55 billion and $1.27 billion, respectively, an increase of $279 million. The increase was primarily due to operating margin expansion and the abatement of remaining Transformation program cash outflows. During the fourth quarter and year ended December 31, 2025, the Company repurchased $350 million and $1.65 billion of WTW shares, respectively.

Fourth Quarter 2025 Segment Highlights

Health, Wealth & Career (“HWC”)

As reported, USD millions, except %

Health, Wealth & Career	Q4-25	Q4-24	Y/Y Change
Total Revenue	$1,648	$1,853	Reported (11)% | CC (12)% | Organic 6%
Operating Income	$729	$776	(6)%
Operating Margin %	44.3%	41.9%	240 bps

The HWC segment had revenue of $1.65 billion in the fourth quarter of 2025, a decrease of 11% (12% decrease constant currency and organic growth of 6%) from $1.85 billion in the prior year due to the sale of TRANZACT. Health delivered organic revenue growth which was led by double-digit increases in International due to strong client retention, new client wins and healthcare inflation. Wealth generated organic revenue growth from strong levels of Retirement work across all regions, as well as growth in our Investments business from new products, enhanced capital market conditions and client wins. Career organic revenue growth was primarily driven by robust demand for broad-based advisory services and compensation benchmarking survey work, plus the impact of a change in survey delivery patterns. In addition, a book-of-business sale contributed to Career’s revenue growth this quarter. Benefits Delivery & Outsourcing organic revenue growth reflected higher commission revenue alongside higher levels of project and core administration work.

Operating margin in the HWC segment increased 240 basis points from the prior-year fourth quarter to 44.3%, primarily due to the sale of TRANZACT. Excluding TRANZACT, operating margin increased 30 basis points due to increased operating efficiencies. Please refer to the Supplemental Slides for TRANZACT's standalone historical financial results.

Risk & Broking (“R&B”)

As reported, USD millions, except %

Risk & Broking	Q4-25	Q4-24	Y/Y Change
Total Revenue	$1,253	$1,141	Reported 10% | CC 7% | Organic 7%
Operating Income	$435	$383	14%
Operating Margin %	34.7%	33.5%	120 bps

The R&B segment had revenue of $1.25 billion in the fourth quarter of 2025, an increase of 10% (7% increase constant currency and organic) from $1.14 billion in the prior year. Corporate Risk & Broking (CRB) had organic revenue growth driven by higher levels of new business activity and strong client retention globally. Insurance Consulting and Technology (ICT) organic revenue declined modestly reflecting clients' continued caution in managing expenses amid ongoing economic uncertainty.

Operating margin in the R&B segment increased 120 basis points from the prior-year fourth quarter to 34.7%. The increase was primarily driven by operating leverage from strong organic revenue growth.

Select 2026 Financial Considerations

Adjusted operating margin:

  Continued annual margin expansion at the enterprise level driven by:
    ~100 basis points of average annual margin expansion over the next 2 years in R&B
    Incremental annual margin expansion in HWC

Capital allocation:

  Expect share repurchases of $1.0B or greater, subject to market conditions and potential capital allocation to organic and inorganic investment opportunities

Willis Re joint venture:

  Expected to be a headwind on Adjusted Diluted EPS of ~$0.30
  The remaining equity investments in the interest in earnings of associates line are not expected to be material in 2026

Newfront acquisition:

  Expected to be ~$0.10 dilutive to Adjusted EPS in 2026
  Expected 2026 post-close revenue of ~$250M and an adjusted EBITDA margin of ~26%
  Newfront’s Total Rewards business segment (~42%) will be included in HWC and Newfront’s Business Insurance business segment (~58%) will be included in R&B

Free cash flow:

  Continual improvement in FCF margin primarily from operating margin expansion along with evolving our business mix

Foreign exchange:

  Expect a foreign currency tailwind on Adjusted Diluted EPS of ~$0.30 in 2026 at today's rates with most of the tailwind coming in Q1-26

The 2026 Financial Considerations above include Non-GAAP financial measures. We do not reconcile forward-looking Non-GAAP measures for reasons explained under "WTW Non-GAAP Measures" below.

Conference Call

The Company will host a conference call to discuss the financial results for the fourth quarter and full year ended December 31, 2025. It will be held on Tuesday, February 3, 2026, beginning at 9:00 a.m. Eastern Time. A live, listen-only webcast of the conference call will be available on WTW’s website. Analysts and institutional investors may participate in the conference call’s question-and-answer session by registering in advance here. An online replay will be available at investors.wtwco.com shortly after the call concludes.

About WTW

At WTW (NASDAQ: WTW), we provide data-driven, insight-led solutions in the areas of people, risk and capital. Leveraging the global view and local expertise of our colleagues serving 140 countries and markets, we help organizations sharpen their strategy, enhance organizational resilience, motivate their workforce and maximize performance. Working shoulder to shoulder with our clients, we uncover opportunities for sustainable success—and provide perspective that moves you. Learn more at www.wtwco.com.

WTW Non-GAAP Measures

In order to assist readers of our consolidated financial statements in understanding the core operating results that WTW’s management uses to evaluate the business and for financial planning, we present the following non-GAAP measures: (1) Constant Currency Change, (2) Organic Change, (3) Adjusted Operating Income/Margin, (4) Adjusted EBITDA/Margin, (5) Adjusted Net Income, (6) Adjusted Diluted Earnings Per Share, (7) Adjusted Income Before Taxes, (8) Adjusted Income Taxes/Tax Rate, (9) Free Cash Flow and (10) Free Cash Flow Margin.

We believe that those measures are relevant and provide pertinent information widely used by analysts, investors and other interested parties in our industry to provide a baseline for evaluating and comparing our operating performance, and in the case of free cash flow, our liquidity results.

Within the measures referred to as ‘adjusted’, we adjust for significant items which will not be settled in cash, or which we believe to be items that are not core to our current or future operations. Some of these items may not be applicable for the current quarter, however they may be part of our full-year results. Additionally, we have historically adjusted for certain items which are not described below, but for which we may adjust in a future period when applicable. Items applicable to the quarter or full year results, or the comparable periods, include the following:

  Restructuring costs and transaction and transformation – Management believes it is appropriate to adjust for restructuring costs and transaction and transformation when they relate to a specific significant program with a defined set of activities and costs that are not expected to continue beyond a defined period of time, or significant acquisition-related transaction expenses. We believe the adjustment is necessary to present how the Company is performing, both now and in the future when the incurrence of these costs will have concluded.
  Impairment – Adjustment to remove the non-cash goodwill impairment associated with our Benefits, Delivery and Administration (‘BDA’) reporting unit related to the sale of our TRANZACT business.
  Provisions for specified litigation matters – We will include provisions for litigation matters which we believe are not representative of our core business operations. Among other things, we determine this by reference to the amount of the loss (net of insurance and other recovery receivables) and by reference to whether the matter relates to an unusual and complex scenario that is not expected to be repeated as part of our ongoing, ordinary business. These amounts are presented net of insurance and other recovery receivables. See the footnotes to the reconciliation tables below for more specificity on the litigation matter excluded from adjusted results.
  Gains and losses on disposals of operations – Adjustment to remove the gains or losses resulting from disposed operations that have not been classified as discontinued operations.
  Net periodic pension and postretirement benefits – Adjustment to remove the recognition of net periodic pension and postretirement benefits (including pension settlements), other than service costs. We have included this adjustment as applicable in our prior-period disclosures in order to conform to the current-period presentation.
  Tax effect of significant adjustments – Relates to the incremental tax expense or benefit resulting from significant or unusual events including significant statutory tax rate changes enacted in material jurisdictions in which we operate, internal reorganizations of ownership of certain businesses that reduced the investment held by our U.S.-controlled subsidiaries and the recovery of certain refunds or payment of taxes related to businesses in which we no longer participate.

We evaluate our revenue on an as reported (U.S. GAAP), constant currency and organic basis. We believe presenting constant currency and organic information provides valuable supplemental information regarding our comparable results, consistent with how we evaluate our performance internally.

We consider Constant Currency Change, Organic Change, Adjusted Operating Income/Margin, Adjusted EBITDA/Margin, Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Income Before Taxes, Adjusted Income Taxes/Tax Rate and Free Cash Flow to be important financial measures, which are used to internally evaluate and assess our core operations and to benchmark our operating and liquidity results against our competitors. These non-GAAP measures are important in illustrating what our comparable operating and liquidity results would have been had we not incurred transaction-related and non-recurring items. Reconciliations of these measures are included in the accompanying tables with the following exception: The Company does not reconcile its forward-looking non-GAAP financial measures to the corresponding U.S. GAAP measures, due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible; and because not all of the information, such as foreign currency impacts necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure, is available to the Company without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides non-GAAP financial measures that it believes will be achieved, however it cannot accurately predict all of the components of the adjusted calculations and the U.S. GAAP measures may be materially different than the non-GAAP measures.

Our non-GAAP measures and their accompanying definitions are presented as follows:

Constant Currency Change – Represents the year-over-year change in revenue excluding the impact of foreign currency fluctuations. To calculate this impact, the prior year local currency results are first translated using the current year monthly average exchange rates. The change is calculated by comparing the prior year revenue, translated at the current year monthly average exchange rates, to the current year as reported revenue, for the same period. We believe constant currency measures provide useful information to investors because they provide transparency to performance by excluding the effects that foreign currency exchange rate fluctuations have on period-over-period comparability given volatility in foreign currency exchange markets.

Organic Change – Excludes the impact of fluctuations in foreign currency exchange rates, as described above and the period-over-period impact of acquisitions and divestitures on current-year revenue. We believe that excluding transaction-related items from our U.S. GAAP financial measures provides useful supplemental information to our investors, and it is important in illustrating what our core operating results would have been had we not included these transaction-related items, since the nature, size and number of these transaction-related items can vary from period to period.

Adjusted Operating Income/Margin – Income from operations adjusted for impairment, amortization, restructuring costs, transaction and transformation and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted operating income margin is calculated by dividing adjusted operating income by revenue. We consider adjusted operating income/margin to be important financial measures, which are used internally to evaluate and assess our core operations and to benchmark our operating results against our competitors.

Adjusted EBITDA/Margin – Net Income/(Loss) adjusted for provision for income taxes, interest expense, impairment, depreciation and amortization, restructuring costs, transaction and transformation, gains and losses on disposals of operations, net periodic pension and postretirement benefits, and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted EBITDA Margin is calculated by dividing adjusted EBITDA by revenue. We consider adjusted EBITDA/margin to be important financial measures, which are used internally to evaluate and assess our core operations, to benchmark our operating results against our competitors and to evaluate and measure our performance-based compensation plans.

Adjusted Net Income – Net Income/(Loss) Attributable to WTW adjusted for impairment, amortization, restructuring costs, transaction and transformation, gains and losses on disposals of operations, net periodic pension and postretirement benefits, and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results and the related tax effect of those adjustments and the tax effects of internal reorganizations. This measure is used solely for the purpose of calculating adjusted diluted earnings per share.

Adjusted Diluted Earnings Per Share – Adjusted Net Income divided by the weighted-average number of ordinary shares, diluted. Adjusted diluted earnings per share is used to internally evaluate and assess our core operations and to benchmark our operating results against our competitors.

Adjusted Income Before Taxes – Income/(Loss) from operations before income taxes and interest in earnings of associates adjusted for impairment, amortization, restructuring costs, transaction and transformation, gains and losses on disposals of operations, net periodic pension and postretirement benefits, and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted income before taxes is used solely for the purpose of calculating the adjusted income tax rate.

Adjusted Income Taxes/Tax Rate – (Provision for)/benefit from income taxes adjusted for taxes on certain items of impairment, amortization, restructuring costs, transaction and transformation, gains and losses on disposals of operations, net periodic pension and postretirement benefits, the tax effects of significant adjustments and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results, divided by adjusted income before taxes. Adjusted income taxes is used solely for the purpose of calculating the adjusted income tax rate. Management believes that the adjusted income tax rate presents a rate that is more closely aligned to the rate that we would incur if not for the reduction of pre-tax income for the adjusted items and the tax effects of internal reorganizations, which are not core to our current and future operations.

Free Cash Flow – Cash flows from operating activities less cash used to purchase fixed assets and software. Free Cash Flow is a liquidity measure and is not meant to represent residual cash flow available for discretionary expenditures. Management believes that free cash flow presents the core operating performance and cash-generating capabilities of our business operations. As a result of our change in presentation, free cash flow for the prior period has been adjusted to conform to the current period, which includes the deduction of our capitalized software costs.

Free Cash Flow Margin – Free Cash Flow as a percentage of revenue, which represents how much of revenue would be realized on a cash basis. We consider this measure to be a meaningful metric for tracking cash conversion on a year-over-year basis due to the non-cash nature of our pension income, which is included in our GAAP and Non-GAAP earnings metrics presented herein.

These non-GAAP measures are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies. Non-GAAP measures should be considered in addition to, and not as a substitute for, the information contained within our condensed consolidated financial statements.

WTW Forward-Looking Statements

This document contains ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts, that address activities, events or developments that we expect or anticipate may occur in the future, including such things as: our outlook; the potential impact of natural or man-made disasters like health pandemics and other world health crises; the impact of macroeconomic trends, including inflation, changes in interest rates, trade policies and other geopolitical risks; future capital expenditures; ongoing working capital efforts; future share repurchases; financial results (including our revenue, costs or margins) and the impact of changes to tax laws on our financial results; existing and evolving business strategies; our indebtedness; our ability to execute strategic transactions, including both acquisitions and dispositions, including our ability to receive adequate consideration or any earnout proceeds in return for any dispositions or integrate or manage acquired businesses (such as our recent acquisition of Newfront and our planned acquisition of Cushon); demand for our services and competitive strengths; strategic goals; the benefits of new initiatives; growth of our business and operations; the sustained health of our product, service, transaction, client, and talent assessment and management pipelines; our ability to successfully manage ongoing leadership, organizational and technology changes, including investments in improving systems and processes; our cybersecurity and privacy processes; our ability to protect our intellectual property; our compliance with laws and regulations; our ability to implement and realize anticipated benefits of any cost-savings initiatives generated from our completed multi-year operational transformation program or other expense savings initiatives; our recognition of future impairment charges; and plans and references to future performance, including our future financial and operating results, short-term and long-term financial goals, plans, objectives, expectations and intentions, including with respect to free cash flow generation, adjusted net revenue, adjusted operating margin and adjusted earnings per share, are forward-looking statements. Also, when we use words such as ‘may’, ‘will’, ‘would’, ‘anticipate’, ‘believe’, ‘estimate’, ‘expect’, ‘intend’, ‘plan’, ‘continues’, ‘seek’, ‘target’, ‘goal’, ‘focus’, ‘probably’, or similar expressions, we are making forward-looking statements. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. All forward-looking disclosure is speculative by its nature.

There are important risks, uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including the following: our ability to successfully establish, execute and achieve our global business strategy as it evolves; our ability to fully realize the anticipated benefits of our growth strategy, including inorganic growth through acquisitions; our ability to achieve our short-term and long-term financial goals, such as with respect to our cash flow generation, and the timing with respect to such achievement; the risks related to changes in general economic conditions, business and political conditions, changes in the financial markets, inflation, credit availability, increased interest rates, changes in trade policies, increased tariffs and retaliatory actions; the risks to our short-term and long-term financial goals from any of the risks or uncertainties set forth herein; the risks relating to the adverse impacts of macroeconomic trends, including those relating to changes in trade policies and tariffs, as well as political events, war, such as the Russia-Ukraine war, and other international disputes, terrorism, natural disasters, public health issues and other business interruptions on the global economy and capital markets, such as uncertainty in the global markets, inflation, changes in interest rates and recessionary trends, changes in spending by government agencies and contractors, which could have a material adverse effect on our business, financial condition, results of operations and long-term goals; our ability to successfully hedge against fluctuations in foreign currency rates; the risks relating to the adverse impacts of natural or man-made disasters such as health pandemics and other world health crises on the demand for our products and services, our cash flows and our business operations; material interruptions to or loss of our information processing capabilities, or failure to effectively maintain and upgrade our information technology resources and systems; the insufficiency of client data protection, potential breaches of information systems or insufficient safeguards against cybersecurity breaches or incidents;; our ability to comply with complex and evolving regulations related to data privacy, cybersecurity and artificial intelligence;; significant competition that we face and the potential for loss of market share and/or profitability; the impact of seasonality and differences in timing of renewals and non-recurring revenue increases from disposals and book-of-business sales; the risk of increased liability or new legal claims arising from our new and existing products and services, and expectations, intentions and outcomes relating to outstanding litigation; the risk of substantial negative outcomes on existing or potential future litigation or investigation matters; changes in the regulatory environment in which we operate, including, among other risks, the impacts of pending competition law and regulatory investigations; various claims, government inquiries or investigations or the potential for regulatory action; our ability to make divestitures or acquisitions, including our ability to integrate or manage acquired businesses or carve-out businesses to be disposed, as well as our ability to identify and successfully execute on opportunities for strategic collaboration; our ability to integrate direct-to-consumer sales and marketing solutions with our existing offerings and solutions; our ability to successfully manage ongoing organizational changes, including as a result of our recently-completed multi-year operational transformation program, investments in improving systems and processes, and in connection with our acquisition and divestiture activities; disasters or business continuity problems; our ability to successfully enhance our billing, collection and other working capital efforts, and thereby increase our free cash flow; our ability to properly identify and manage conflicts of interest; reputational damage, including from association with third parties; reliance on third-party service providers and suppliers; risks relating to changes in our management structures and in senior leadership; the loss of key employees or a large number of employees and rehiring rates; our ability to maintain our corporate culture; doing business internationally, including the impact of global trade policies and retaliatory considerations as well as foreign currency exchange rates; compliance with extensive government regulation; the risk of sanctions imposed by governments, or changes to associated sanction regulations and related counter-sanctions; our ability to effectively apply technology, data and analytics solutions, including through the use of artificial intelligence, for internal operations, maintaining industry standards, meeting client preferences and gaining competitive advantage, among other things; changes and developments in the insurance industry or the U.S. healthcare system, including those related to Medicare, and any other changes and developments in legal, regulatory, economic, business or operational conditions that could impact our businesses; the inability to protect our intellectual property rights, or the potential infringement upon the intellectual property rights of others; fluctuations in our pension assets and liabilities and related changes in pension income, including as a result of, related to, or derived from movements in the interest rate environment, investment returns, inflation, or changes in other assumptions that are used to estimate our benefit obligations and their effect on adjusted earnings per share; our capital structure, including indebtedness amounts, the limitations imposed by the covenants in the documents governing such indebtedness and the maintenance of the financial and disclosure controls and procedures of each; our ability to obtain financing on favorable terms or at all; adverse changes in our credit ratings; the impact of recent or potential changes to U.S. or foreign laws, and the enactment of additional, or the revision of existing, state, federal, and/or foreign laws and regulations, recent judicial decisions and development of case law, other regulations and any policy changes and legislative actions, including those that may impose additional excise taxes or impact our effective tax rate; U.S. federal income tax consequences to U.S. persons owning at least 10% of our shares; changes in accounting principles, estimates or assumptions; our recognition of future impairment charges; risks relating to or arising from environmental, social and governance (‘ESG’) practices; fluctuation in revenue against our relatively fixed or higher-than-expected expenses; the risk that investment levels across our portfolio increase, which can amplify the impact of market downturns; the laws of Ireland being different from the laws of the U.S. and potentially affording less protections to the holders of our securities; and our holding company structure potentially preventing us from being able to receive dividends or other distributions in needed amounts from our subsidiaries.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For more information, please see Part I, Item 1A in our Annual Report on Form 10-K, and our subsequent filings with the SEC. Copies are available online at http://www.sec.gov or www.wtwco.com.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. Given the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. With regard to these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

Contact

INVESTORS
Claudia De La Hoz | Claudia.Delahoz@wtwco.com

WTW Supplemental Segment Information (In millions of U.S. dollars) (Unaudited)
REVENUE
				Components of Revenue Change(i)
				Less:		Less:
	Three Months Ended December 31,		As Reported	Currency	Constant Currency	Acquisitions/	Organic
	2025	2024	% Change	Impact	Change	Divestitures	Change

Health, Wealth & Career
Revenue excluding interest income	$1,641	$1,847	(11)%	1%	(13)%	(18)%	6%
Interest income	7	6
Total	1,648	1,853	(11)%	1%	(12)%	(18)%	6%

Risk & Broking
Revenue excluding interest income	$1,229	$1,115	10%	3%	7%	0%	7%
Interest income	24	26
Total	1,253	1,141	10%	3%	7%	0%	7%

Segment Revenue	$2,901	$2,994	(3)%	2%	(5)%	(11)%	6%
Corporate, reimbursable expenses and other	31	37
Interest income	4	4
Revenue	$2,936	$3,035	(3)%	2%	(5)%	(11)%	6%(ii)

				Components of Revenue Change(i)
				Less:		Less:
	Years Ended December 31,		As Reported	Currency	Constant Currency	Acquisitions/	Organic
	2025	2024	% Change	Impact	Change	Divestitures	Change

Health, Wealth & Career
Revenue excluding interest income	$5,225	$5,745	(9)%	1%	(10)%	(14)%	4%
Interest income	29	32
Total	5,254	5,777	(9)%	1%	(10)%	(14)%	4%

Risk & Broking
Revenue excluding interest income	$4,237	$3,926	8%	1%	7%	0%	7%
Interest income	97	112
Total	4,334	4,038	7%	1%	6%	0%	6%

Segment Revenue	$9,588	$9,815	(2)%	1%	(3)%	(8)%	5%
Corporate, reimbursable expenses and other	90	93
Interest income	30	22
Revenue	$9,708	$9,930	(2)%	1%	(3)%	(8)%	5%(ii)

(i) Components of revenue change may not add due to rounding.
(ii) Interest income did not contribute to organic change for the three months and year ended December 31, 2025.

BOOK-OF-BUSINESS SETTLEMENTS AND INTEREST INCOME

	Three Months Ended December 31,
	HWC		R&B		Corporate		Total
	2025	2024	2025	2024	2025	2024	2025	2024
Book-of-business settlements	$5	$5	$12	$6	$—	$—	$17	$11
Interest income	7	6	24	26	4	4	35	36
Total	$12	$11	$36	$32	$4	$4	$52	$47

	Years Ended December 31,
	HWC		R&B		Corporate		Total
	2025	2024	2025	2024	2025	2024	2025	2024
Book-of-business settlements	$7	$8	$21	$14	$—	$—	$28	$22
Interest income	29	32	97	112	30	22	156	166
Total	$36	$40	$118	$126	$30	$22	$184	$188

SEGMENT OPERATING INCOME (i)

	Three Months Ended December 31,
	2025	2024

Health, Wealth & Career	$729	$776
Risk & Broking	435	383
Segment Operating Income	$1,164	$1,159

	Years Ended December 31,
	2025	2024

Health, Wealth & Career	$1,681	$1,717
Risk & Broking	1,072	958
Segment Operating Income	$2,753	$2,675

(i) Segment operating income excludes certain costs, including amortization of intangibles, restructuring costs, transaction and transformation expenses, certain litigation provisions, and to the extent that the actual expense based upon which allocations are made differs from the forecast/budget amount, a reconciling item will be created between internally-allocated expenses and the actual expenses reported for U.S. GAAP purposes.

SEGMENT OPERATING MARGINS

	Three Months Ended December 31,
	2025	2024
Health, Wealth & Career	44.3%	41.9%
Risk & Broking	34.7%	33.5%

	Years Ended December 31,
	2025	2024
Health, Wealth & Career	32.0%	29.7%
Risk & Broking	24.7%	23.7%

RECONCILIATIONS OF SEGMENT OPERATING INCOME TO INCOME FROM OPERATIONS BEFORE INCOME TAXES AND INTEREST IN EARNINGS OF ASSOCIATES

	Three Months Ended December 31,
	2025	2024

Segment Operating Income	$1,164	$1,159
Amortization	(48)	(50)
Restructuring costs	—	(32)
Transaction and transformation(i)	(19)	(113)
Unallocated, net(ii)	(81)	(63)
Income from Operations	1,016	901
Interest expense	(66)	(66)
Other (loss)/income, net	(3)	856
Income from operations before income taxes and interest in earnings of associates	$947	$1,691

	Years Ended December 31,
	2025	2024

Segment Operating Income	$2,753	$2,675
Impairment(iii)	—	(1,042)
Amortization	(192)	(226)
Restructuring costs	—	(61)
Transaction and transformation(i)	(23)	(409)
Unallocated, net(ii)	(304)	(310)
Income from Operations	2,234	627
Interest expense	(260)	(263)
Other loss, net	(21)	(262)
Income from operations before income taxes and interest in earnings of associates	$1,953	$102

(i) In addition to legal fees and other transaction costs, includes primarily consulting fees and compensation costs related to the Transformation program.
(ii) Includes certain costs, primarily related to corporate functions which are not directly related to the segments, and certain differences between budgeted expenses determined at the beginning of the year and actual expenses that we report for U.S. GAAP purposes.
(iii) Represents the non-cash goodwill impairment associated with our BDA reporting unit related to the sale of our TRANZACT business.

WTW
Reconciliations of Non-GAAP Measures
(In millions of U.S. dollars, except per share data)
(Unaudited)

RECONCILIATIONS OF NET INCOME/(LOSS) ATTRIBUTABLE TO WTW TO ADJUSTED DILUTED EARNINGS PER SHARE

	Three Months Ended December 31,
	2025	2024

Net income attributable to WTW	$735	$1,246
Adjusted for certain items:
Amortization	48	50
Restructuring costs	—	32
Transaction and transformation	19	113
Net periodic pension and postretirement benefits	(4)	1
Gain on disposal of operations	—	(853)
Tax effect on certain items listed above(i)	(14)	222
Adjusted Net Income	$784	$811

Weighted-average ordinary shares, diluted	97	102

Diluted Earnings Per Share	$7.62	$12.25
Adjusted for certain items:(ii)
Amortization	0.50	0.49
Restructuring costs	—	0.31
Transaction and transformation	0.20	1.11
Net periodic pension and postretirement benefits	(0.04)	0.01
Gain on disposal of operations	—	(8.39)
Tax effect on certain items listed above(i)	(0.15)	2.18
Adjusted Diluted Earnings Per Share(ii)	$8.12	$7.97

	Years Ended December 31,
	2025	2024

Net income/(loss) attributable to WTW	$1,605	$(98)
Adjusted for certain items:
Impairment	—	1,042
Amortization	192	226
Restructuring costs	—	61
Transaction and transformation	23	409
Provision for specified litigation matter(iii)	—	13
Net periodic pension and postretirement benefits	46	(64)
(Gain)/loss on disposal of operations	(40)	337
Tax effect on certain items listed above(i)	(61)	(254)
Tax effect of significant adjustments	(79)	(7)
Adjusted Net Income	$1,686	$1,665

Weighted-average ordinary shares, diluted	99	102

Diluted Earnings/(loss) Per Share	$16.26	$(0.96)
Adjusted for certain items:(ii)
Impairment	—	10.20
Amortization	1.95	2.21
Restructuring costs	—	0.60
Transaction and transformation	0.23	4.00
Provision for specified litigation matter(iii)	—	0.13
Net periodic pension and postretirement benefits	0.47	(0.63)
(Gain)/loss on disposal of operations	(0.41)	3.30
Tax effect on certain items listed above(i)	(0.62)	(2.49)
Tax effect of significant adjustments	(0.80)	(0.07)
Adjusted Diluted Earnings Per Share(ii)	$17.08	$16.29

(i) The tax effect was calculated using an effective tax rate for each item.
(ii) Per share values and totals may differ due to rounding.
(iii)Represents a provision related to potential litigation arising out of a structured insurance program originally placed for a client over 15 years ago. The program is of a type and complexity that was highly bespoke to the client and for that reason is unlikely to be exactly replicated elsewhere. Because of this, while we do not believe the potential litigation is material, we believe excluding this matter from adjusted results makes results more comparable from period to period and more representative of our core business operations.

RECONCILIATIONS OF NET INCOME/(LOSS) TO ADJUSTED EBITDA

	Three Months Ended December 31,
	2025		2024

Net income	$736	25.1%	$1,248	41.1%
Provision for income taxes	197		440
Interest expense	66		66
Depreciation	59		54
Amortization	48		50
Restructuring costs	—		32
Transaction and transformation	19		113
Net periodic pension and postretirement benefits	(4)		1
Gain on disposal of operations	—		(853)
Adjusted EBITDA and Adjusted EBITDA Margin	$1,121	38.2%	$1,151	37.9%

	Years Ended December 31,
	2025		2024

Net income/(loss)	$1,613	16.6%	$(88)	(0.9)%
Provision for income taxes	318		192
Interest expense	260		263
Impairment	—		1,042
Depreciation	226		230
Amortization	192		226
Restructuring costs	—		61
Transaction and transformation	23		409
Provision for specified litigation matter(i)	—		13
Net periodic pension and postretirement benefits	46		(64)
(Gain)/loss on disposal of operations	(40)		337
Adjusted EBITDA and Adjusted EBITDA Margin	$2,638	27.2%	$2,621	26.4%

(i) Represents a provision related to potential litigation arising out of a structured insurance program originally placed for a client over 15 years ago. The program is of a type and complexity that was highly bespoke to the client and for that reason is unlikely to be exactly replicated elsewhere. Because of this, while we do not believe the potential litigation is material, we believe excluding this matter from adjusted results makes results more comparable from period to period and more representative of our core business operations.

RECONCILIATIONS OF INCOME FROM OPERATIONS TO ADJUSTED OPERATING INCOME

	Three Months Ended December 31,
	2025		2024

Income from operations and Operating margin	$1,016	34.6%	$901	29.7%
Adjusted for certain items:
Amortization	48		50
Restructuring costs	—		32
Transaction and transformation	19		113
Adjusted operating income and Adjusted operating income margin	$1,083	36.9%	$1,096	36.1%

	Years Ended December 31,
	2025		2024

Income from operations and Operating margin	$2,234	23.0%	$627	6.3%
Adjusted for certain items:
Impairment	—		1,042
Amortization	192		226
Restructuring costs	—		61
Transaction and transformation	23		409
Provision for specified litigation matter(i)	—		13
Adjusted operating income and Adjusted operating income margin	$2,449	25.2%	$2,378	23.9%

(i) Represents a provision related to potential litigation arising out of a structured insurance program originally placed for a client over 15 years ago. The program is of a type and complexity that was highly bespoke to the client and for that reason is unlikely to be exactly replicated elsewhere. Because of this, while we do not believe the potential litigation is material, we believe excluding this matter from adjusted results makes results more comparable from period to period and more representative of our core business operations.

RECONCILIATIONS OF GAAP INCOME TAXES/TAX RATE TO ADJUSTED INCOME TAXES/TAX RATE

	Three Months Ended December 31,
	2025	2024

Income from operations before income taxes and interest in earnings of associates	$947	$1,691

Adjusted for certain items:
Amortization	48	50
Restructuring costs	—	32
Transaction and transformation	19	113
Net periodic pension and postretirement benefits	(4)	1
Gain on disposal of operations	—	(853)
Adjusted income before taxes	$1,010	$1,034

Provision for income taxes	$197	$440
Tax effect on certain items listed above(i)	14	(222)
Adjusted income taxes	$211	$218

U.S. GAAP tax rate	20.8%	26.0%
Adjusted income tax rate	20.8%	21.1%

	Years Ended December 31,
	2025	2024

Income from operations before income taxes and interest in earnings of associates	$1,953	$102

Adjusted for certain items:
Impairment	—	1,042
Amortization	192	226
Restructuring costs	—	61
Transaction and transformation	23	409
Provision for specified litigation matter(ii)	—	13
Net periodic pension and postretirement benefits	46	(64)
(Gain)/loss on disposal of operations	(40)	337
Adjusted income before taxes	$2,174	$2,126

Provision for income taxes	$318	$192
Tax effect on certain items listed above(i)	61	254
Tax effect of significant adjustments	79	7
Adjusted income taxes	$458	$453

U.S. GAAP tax rate	16.3%	188.8%
Adjusted income tax rate	21.1%	21.3%

(i) The tax effect was calculated using an effective tax rate for each item.
(ii) Represents a provision related to potential litigation arising out of a structured insurance program originally placed for a client over 15 years ago. The program is of a type and complexity that was highly bespoke to the client and for that reason is unlikely to be exactly replicated elsewhere. Because of this, while we do not believe the potential litigation is material, we believe excluding this matter from adjusted results makes results more comparable from period to period and more representative of our core business operations.

RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES TO FREE CASH FLOW

	Years Ended December 31,
	2025	2024

Cash flows from operating activities	$1,775	$1,512
Less: Additions to fixed assets and software	(229)	(245)
Free Cash Flow	$1,546	$1,267

Revenue	$9,708	$9,930
Free Cash Flow Margin	15.9%	12.8%

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY Condensed Consolidated Statements of Income (In millions of U.S. dollars, except per share data) (Unaudited)
	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Revenue	$2,936	$3,035	$9,708	$9,930

Costs of providing services
Salaries and benefits	1,439	1,367	5,625	5,502
Other operating expenses	355	518	1,408	1,833
Impairment	—	—	—	1,042
Depreciation	59	54	226	230
Amortization	48	50	192	226
Restructuring costs	—	32	—	61
Transaction and transformation	19	113	23	409
Total costs of providing services	1,920	2,134	7,474	9,303

Income from operations	1,016	901	2,234	627

Interest expense	(66)	(66)	(260)	(263)
Other (loss)/income, net	(3)	856	(21)	(262)

INCOME FROM OPERATIONS BEFORE INCOME TAXES AND INTEREST IN EARNINGS OF ASSOCIATES	947	1,691	1,953	102

Provision for income taxes	(197)	(440)	(318)	(192)

INCOME/(LOSS) FROM OPERATIONS BEFORE INTEREST IN EARNINGS OF ASSOCIATES	750	1,251	1,635	(90)

Interest in earnings of associates, net of tax	(14)	(3)	(22)	2

NET INCOME/(LOSS)	736	1,248	1,613	(88)

Income attributable to non-controlling interests	(1)	(2)	(8)	(10)

NET INCOME/(LOSS) ATTRIBUTABLE TO WTW	$735	$1,246	$1,605	$(98)

EARNINGS/(LOSS) PER SHARE
Basic earnings/(loss) per share	$7.66	$12.32	$16.34	$(0.96)
Diluted earnings/(loss) per share	$7.62	$12.25	$16.26	$(0.96)

Weighted-average ordinary shares, basic	96	101	98	102
Weighted-average ordinary shares, diluted	97	102	99	102

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY Condensed Consolidated Balance Sheets (In millions of U.S. dollars, except share data) (Unaudited)
	December 31,	December 31,
	2025	2024
ASSETS
Cash and cash equivalents	$3,132	$1,890
Fiduciary assets	10,445	9,504
Accounts receivable, net	2,702	2,494
Prepaid and other current assets	595	1,217
Total current assets	16,874	15,105
Fixed assets, net	695	661
Goodwill	8,938	8,799
Other intangible assets, net	1,141	1,295
Right-of-use assets	487	485
Pension benefits assets	529	530
Other non-current assets	866	806
Total non-current assets	12,656	12,576
TOTAL ASSETS	$29,530	$27,681
LIABILITIES AND EQUITY
Fiduciary liabilities	$10,445	$9,504
Deferred revenue and accrued expenses	2,087	2,211
Current debt	550	—
Current lease liabilities	125	118
Other current liabilities	797	765
Total current liabilities	14,004	12,598
Long-term debt	5,756	5,309
Liability for pension benefits	660	615
Provision for liabilities	340	341
Long-term lease liabilities	472	502
Other non-current liabilities	246	299
Total non-current liabilities	7,474	7,066
TOTAL LIABILITIES	21,478	19,664
COMMITMENTS AND CONTINGENCIES
EQUITY(i)
Additional paid-in capital	11,106	10,989
(Accumulated deficit)/retained earnings	(296)	109
Accumulated other comprehensive loss, net of tax	(2,834)	(3,158)
Total WTW shareholders' equity	7,976	7,940
Non-controlling interests	76	77
Total Equity	8,052	8,017
TOTAL LIABILITIES AND EQUITY	$29,530	$27,681
____________
(i) Equity includes (a) Ordinary shares $0.000304635 nominal value; Authorized 1,510,003,775; Issued 95,079,835 (2025) and 99,805,780 (2024); Outstanding 95,079,835 (2025) and 99,805,780 (2024) and (b) Preference shares, $0.000115 nominal value; Authorized 1,000,000,000 and Issued none in 2025 and 2024.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY Condensed Consolidated Statements of Cash Flows (In millions of U.S. dollars) (Unaudited)
	Years Ended December 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME/(LOSS)	$1,613	$(88)
Adjustments to reconcile net income/(loss) to total net cash from operating activities:
Depreciation	226	230
Amortization	192	226
Impairment	—	1,042
Non-cash restructuring charges	—	41
Non-cash lease expense	97	98
Net periodic cost of defined benefit pension plans	112	4
Provision for doubtful receivables from clients	6	13
Provision for/(benefit from) deferred income taxes	55	(213)
Share-based compensation	153	121
(Gain)/loss on disposal of operations	(40)	337
Non-cash foreign exchange loss/(gain)	13	(31)
Other, net	59	58
Changes in operating assets and liabilities, net of effects from purchase of subsidiaries:
Accounts receivable	(128)	(233)
Other assets	(116)	(373)
Other liabilities	(458)	301
Provisions	(9)	(21)
Net cash from operating activities	1,775	1,512

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to fixed assets and software	(229)	(245)
Acquisitions of operations, net of cash acquired	(15)	(104)
Contributions to investments in associates	(35)	(3)
Net proceeds from sale of operations	870	619
Cash and fiduciary funds transferred in sale of operations	(54)	(5)
Net purchases of held-to-maturity securities	(50)	—
Net purchases of available-for-sale securities	(40)	(12)
Net cash from investing activities	447	250

CASH FLOWS USED IN FINANCING ACTIVITIES
Senior notes issued	999	746
Debt issuance costs	(10)	(9)
Repayments of debt	(5)	(655)
Repurchase of shares	(1,650)	(901)
Net proceeds from fiduciary funds held for clients	172	785
Payments of deferred and contingent consideration related to acquisitions	(19)	(2)
Cash paid for employee taxes on withholding shares	(56)	(56)
Dividends paid	(358)	(354)
Acquisitions of and dividends paid to non-controlling interests	(9)	(13)
Net cash used in financing activities	(936)	(459)

INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	1,286	1,303
Effect of exchange rate changes on cash, cash equivalents and restricted cash	203	(97)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD (i)	4,998	3,792
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD (i)	$6,487	$4,998
____________
(i) The amounts of cash, cash equivalents and restricted cash, their respective classification on the condensed consolidated balance sheets, as well as their respective portions of the increase or decrease in cash, cash equivalents and restricted cash for each of the periods presented have been included in the Supplemental Disclosure of Cash Flow Information section.

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
(In millions of U.S. dollars)

	Years Ended December 31,
	2025	2024

Supplemental disclosures of cash flow information:
Cash and cash equivalents	$3,132	$1,890
Fiduciary funds (included in fiduciary assets)	3,355	3,108
Total cash, cash equivalents and restricted cash	$6,487	$4,998

Increase in cash, cash equivalents and other restricted cash	$1,168	$510
Increase in fiduciary funds	118	793
Total (i)	$1,286	$1,303

(i) Does not include the effect of exchange rate changes on cash, cash equivalents and restricted cash.